Exhibit 2.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

No. 510-2.05-0310

(WITHOUT EARNEST MONEY PROVISION)

Escanaba Michigan Timberlands

        THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 30th day of September, 2005 by and between ESCANABA TIMBER LLC, a Delaware limited liability company whose principal business address is Courthouse Plaza N.E., Dayton, Ohio 45463 (“Seller”), and PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership whose address is 999 Third Avenue, Suite 4300, Seattle, Washington 98104 (“Purchaser”).

        The parties agree to the following terms and conditions:

        1.    Timberlands and Other Property to be Acquired.

                1.1.    Description of Assets. In consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and subject to all terms of this Agreement, Seller agrees to sell and convey to the Purchaser and the Purchaser agrees to purchase from the Seller and take title to the following:

                        (a)    Real Property. That certain real property situated in Alger, Baraga, Chippewa, Delta, Dickinson, Houghton, Iron, Luce, Mackinac, Marquette, Menominee, Ontonagon and Schoolcraft Counties, Michigan as legally described on Exhibit A attached hereto and incorporated herein by this reference as though fully set forth (the “Property”), including Seller’s rights, privileges, advantages, and appurtenances thereunto belonging or in any way appertaining thereto, but only to the extent belonging and appertaining to the Property, including but not limited to all of Seller’s right, title, and interest (i) in and to all merchantable, pre-merchantable and unmerchantable timber, growing, lying, standing or felled, and located on the Property; (ii) in and to any mineral, sand, oil, gas, hydrocarbon substances and gravel and other rights on and under the Property which have not previously been reserved, severed or conveyed by Seller or Seller’s predecessors in interest; (iii) all rights of Seller in and to any development rights, air rights, water, water rights, ditch and ditch rights appurtenant to the Property but subject to the exceptions and reservations described in this Agreement; and (iv) any and all buildings, garages, or other structures located upon the Property. A schedule of Seller’s GIS map tract numbers is attached hereto as Exhibit A-1.

                        (b)    Contracts. The contracts relating to the operation of the Property, including without limitation operating contracts, stumpage contracts, leases, permits, licenses, governmental consents and agreements, approvals and clearances, agreements for construction of roads or other improvements, rights under any payment, performance, or bonds relating to or associated with the Property and identified on Schedule 1.1(b) attached hereto and hereby made a part hereof, to the extent assignable (hereinafter, the “Contracts”).

                        (c)    Access Rights and Easements. All rights of Seller in and to any access rights, rights-of-way and easements appurtenant to the Property, to the extent assignable (hereinafter, “Access Rights and Easements”).

                        (d)    Personal Property. The personal property listed on Schedule 1.1(d) attached hereto and hereby made a part hereof, including, without limitation, Seller’s maps, property books, aerial photos, plans, drawings, specifications, renderings, engineering studies, biological studies particular to the Property, grading or drainage studies, environmental and hazardous waste studies and reports and related data and materials in Seller’s possession relating to the Property, furniture or office equipment located within any buildings or structures, other personal property and equipment used by Seller in its Michigan operations, including but not limited to owned vehicles, road equipment, trailers, and snowmobiles; and timber inventory, GIS and IFMS data with respect to the Property (not including proprietary software); and the inventory of sawlogs owned by Seller and located at the Escanaba Paper mill yard or Bovine yard (“Log Inventory”) (the “Personal Property”). Purchaser shall reimburse Seller on a post-closing basis the log and haul costs associated with the Log Inventory. Not later than December 1 (or 15 days after the Closing Date, whichever is later), Seller shall provide detailed summaries of the log and haul costs associated with the Log Inventory. Purchaser may ask for such additional documentation as may be reasonably necessary to verify Seller’s summaries. Purchaser shall reimburse Seller within one week after Purchaser receives the information requested.

                1.2.    Assets. The Property, Contracts, Access Rights and Easements and Personal Property are sometimes collectively referred to as the “Assets”. Seller and Purchaser agree that the allocation of the Purchase Price among the Assets for federal income tax purposes (land, timber, and personal property) shall be agreed upon in good faith by the parties between execution hereof and Closing and the parties shall utilize the agreed-upon allocation on for all income tax purposes for this transaction.

                1.3.    Excluded Assets. All assets of Seller not referred to in Section 1.1 (the “Excluded Assets”) shall be retained by Seller, and shall not be transferred to or purchased by Buyer. Without limiting the generality of the foregoing, Buyer shall not purchase from Seller: cash, accounts, accounts receivable, prepaid items, credits and deposits, claims and rights of action, permits not related to the operation of the Property , pension or other employee benefit plans, personnel files, trademarks, trade names or other intellectual property, claims for tax refunds, any rights of Seller pursuant to the litigation captioned as Escanaba Timberlands, LLC v. Upper Peninsula Power Company, Inc., et al., 05-42628-NZ, any rights of Seller under the Allocation and Services Agreement, dated as of April 30, 2005, between Seller and NewPage Corporation; and the vehicles that are subject to any leases that are not being assumed by Purchaser. The foregoing notwithstanding, any performance bonds or performance deposits being held by Seller for the benefit of any Contract (other than the Fiber Supply Agreement between Escanaba Timber LLC and Escanaba Paper Company, a Michigan corporation (“Escanaba Paper”), dated as of May 2, 2005) shall be assigned to Purchaser at Closing.

                1.4.    Assumed Liabilities. As partial consideration for consummation of the transactions contemplated hereby, at the Closing, Purchaser shall assume and agree to thereafter perform when due and discharge, and indemnify and hold Seller harmless with respect to, the following liabilities and obligations of Seller with respect to the Timberlands (the “Assumed Liabilities”):

                        (a)     all obligations and liabilities for personal property taxes, ad valorem property taxes pertaining to the Property or other Assets relating to any period on or after the Closing Date;

                        (b)     those liabilities, obligations, costs and expenses arising out of or relating to the Contracts, Access Rights, Easements and Personal Property on or after the Closing Date;

                        (c)     all obligations undertaken by Purchaser pursuant to the other provisions of this Agreement.

                2.    Purchase Price. The purchase price for the Assets is $345,000,000 (the “Purchase Price”). The Purchase Price is subject to adjustment pursuant to Sections 5(b) and 9 hereof. The Purchase Price shall be payable by wire transfer of immediately available funds in lawful money of the United States on the Closing Date to an account or accounts designated by Seller within two (2) business days prior to the Closing Date.

                3.    Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur November 15, 2005; provided, however, that the Closing may be extended pursuant to Section 10(c) hereof. TIME IS OF THE ESSENCE as to Purchaser’s and Seller’s obligations in respect of the Closing. The Closing shall take place at the offices of Seller’s counsel, Schulte Roth & Zabel LLP, located at 919 Third Avenue, New York, New York 10022. Notwithstanding the foregoing, Seller shall have the right to reasonable extensions of the Closing Date and the Drop Dead Date (as hereinafter defined), from time to time, in order to remove any Unacceptable Encumbrances (as hereinafter defined). The date of Closing is hereinafter referred to as the “Closing Date”.

                4.    Condition of Title and Title Insurance.

                        (a)        Purchaser acknowledges that prior to the date hereof Seller has provided to Purchaser copies of Seller’s title policies (hereinafter, “Seller’s Title Policies”), together with legible copies of all encumbrances and exceptions described therein, as follows:

First American Title Insurance Company Policy Number and Date:

Alger County	NCS-126410-MI-1-i	May 25, 2005
Baraga County	NCS-126410-MI-1-N	May 25, 2005
Chippewa County	NCS-126410-MI-1-o	May 25, 2005
Delta County	NCS-126410-MI-1-k	May 25, 2005
Dickinson County	NCS-126410-MI-1-j	May 24, 2005
Houghton County	NCS-126410-MI-1-p	May 27, 2005
Iron County	NCS-126410-MI-1-m	May 27, 2005
Luce County	NCS-126410-MI-1-q	June 1, 2005
Mackinac County	NCS-126410-MI-1-g	May 25, 2005
Marquette County	NCS-126410-MI-1-d	May 27, 2005
Menominee County	NCS-126410-MI-1-f	May 25, 2005
Ontonagon County	NCS-126410-MI-1-l	May 27, 2005
Schoolcraft County	NCS-126410-MI-1-h	May 25, 2005

                        (b)        Purchaser may obtain, at Purchaser’s expense as soon as possible after the date of this Agreement, updated title commitments from Stewart Title Company or any other national title insurer selected by Purchaser (the “Purchaser’s Title Company”); provided the obtaining of such updated title commitments shall not be a condition to Closing. The parties hereto acknowledge that Purchaser has ordered such updated title commitments (each, a “Title Update”), and Purchaser hereby agrees to promptly provide Seller with copies of all such Title Updates (including all back-up materials received therewith), as and when received from Purchaser’s Title Company. If a Monetary Encumbrance arises on a Title Update as to any tract of Property, Purchaser hereby agrees that it must notify Seller of same, in writing, and raise such Monetary Encumbrance as an Unacceptable Encumbrance on or before the date that is ten (10) days after the date of such Title Update.

                        (c)        At Closing, Seller shall cause the following encumbrances to be discharged and removed from title affecting the Property in each county in which the Property is located (collectively, the “Unacceptable Encumbrances”):

                                (i)        Memorandum of Fiber Supply Agreement between Escanaba Timber LLC, a Delaware limited liability company and Escanaba Paper Company dated as of May 2, 2005;

                                (ii)        Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing, As-Extracted Collateral Filing and Timber to be Cut Filing (the “Mortgage”) from Escanaba Timber LLC, a Delaware limited liability company to General Electric Capital Corporation (“GECC”), as Collateral Agent, dated as of May 2, 2005; and

                                (iii)        UCC Financing Statement (“UCC”) from Escanaba Timber LLC, Debtor, in favor of General Electric Capital Corporation, as Collateral Agent, Secured Party; it being acknowledged and agreed that a payoff letter from GECC or other arrangement reasonably satisfactory to the Purchaser’s Title Company shall be sufficient to eliminate the Unacceptable Encumbrances identified in (ii) and (iii) of this Section 4(c).

                                (iv)        Any other monetary encumbrances knowingly recorded by Seller between the date of the Seller’s Title Policies and the Closing Date (“Monetary Encumbrances”).

                        (d)        Other than the Unacceptable Encumbrances, Purchaser has no objections to the matters contained in Seller’s Title Policies.

                        (e)        At Closing, Seller shall execute and deliver to Purchaser’s Title Company such affidavits dated as of the Closing in the form attached hereto as Exhibit B, to remove standard exceptions that may have affected the Property from the date of the Seller’s Title Policies to Closing.

                        (f)        Seller has provided Purchaser with copies of either the blank standard form agreements used by Seller to create encumbrances entered into in writing by Seller but not of record that affect the Property that Seller anticipates would survive Closing, or copies of the actual agreements (the “Temporary Encumbrances”), all of which are identified on Schedule 4(f) attached hereto. Purchaser agrees to accept the Assets subject to the Temporary Encumbrances, without adjustment or reduction of the Purchase Price. At Closing, Seller shall assign and Purchaser shall assume Seller’s rights, duties, obligations and liabilities under the Temporary Encumbrances accepted by Purchaser pursuant to an instrument (the “Assignment and Assumption Agreement”) substantially in the form attached hereto as Exhibit C. Any income from the Temporary Encumbrances shall be pro-rated to the Closing Date. Notices of such assignment and assumption shall be executed by Seller and Purchaser at Closing and mailed to the third party benefiting from the Temporary Encumbrances. Seller shall update the Schedules at Closing as may be necessary to accurately reflect the Temporary Encumbrances to be assigned by Seller and assumed by Purchaser hereunder.

                        (g)        At Closing, the Seller shall execute and deliver to Purchaser a special warranty deed (each, a “Deed”) for each county in which the Property is located, warranting title against the claims of all persons claiming by, through or under Seller, but against none other. The Deed shall be free of encumbrances or defects except (i) such encumbrances or defects that may attach after the applicable Closing Date through any person other than the Seller, (ii) the Temporary Encumbrances, and (iii) the Schedule “B” Exceptions to Seller’s Title Policies, together with any additional exceptions described in Schedule “B” to Purchaser’s Title Updates (other than Monetary Encumbrances); provided, however, that the Temporary Encumbrances shall not appear in the Deeds or any exhibits thereto to be placed of record. Purchaser agrees for itself and on behalf of its successors and assigns that it shall not have any claim against Seller pursuant to Seller’s covenant of title described in the Deeds as a result of the existence of the Temporary Encumbrances and agrees to indemnify and hold Seller harmless from and against all future claims by Purchaser’s successors or assigns (including, without limitation, any title company making any such claim) with respect to the existence of the Temporary Encumbrances. This indemnity obligation shall survive Closing and shall not merge into the Deeds. The Deeds shall be in the form attached hereto as Exhibit D and incorporated herein by reference as though fully set forth.

                5.    Inspection; Condition of Property; Subsequent Acts.

                        (a)     Subject only to Seller’s representations and warranties expressly set forth herein and in the Deeds and Assignment and Assumption Agreement, as limited by the limitations on survival of, and other limitations on, such representations and warranties contained herein or in the Deeds or in the Assignment and Assumption Agreement, Purchaser accepts the Assets “as is” and “where is, ” with all faults and subject to all defects and conditions, known or unknown, at Purchaser’s risk and without adjustment to or reduction of the Purchase Price. Seller has no obligation to repair or make any improvements to the Property. Purchaser acknowledges that full inspection of the Property has been made or will have been made by the Closing Date and that neither Seller nor its agents, officers, employees or assigns shall be held to have made any representation, warranty or covenant respecting the condition of, or otherwise with respect to, the Property or any improvements thereon or any of the other Assets, nor shall Purchaser or Seller or the assigns of either be held to have made any covenant or agreement for alterations, improvements or repairs or otherwise with respect to the Assets unless the covenant or agreement relied on is contained in writing in this Agreement. Purchaser acknowledges and agrees that any documents, cruises, compilations, timber inventories, environmental audits, assessments, surveys, plans, specifications, reports and studies (the “Information”) made available to Purchaser by Seller, including without limitation all such Information as constitutes part of the Personal Property, are or have been provided without any representation, and Seller makes no representation or warranty whatsoever with respect to the accuracy or completeness of, or otherwise with respect to, the Information. Without limiting the generality of the foregoing, SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, AS WELL AS ANY WARRANTY WHATSOEVER WITH RESPECT TO THE MARKETABILITY, HARVESTABILITY, AGE, SPECIES MIX, SITE CLASSIFICATION, BOUNDARIES OF THE TIMBER OR THE PROPERTY, QUANTITIES, TIMBER GRADES, OR QUALITY OF ANY TIMBER ON THE PROPERTY OR ACCESS, UTILITIES, ZONING, ACREAGE OR SOILS STABILITY OR CONDITIONS.

                        (b)     Between the date of this Agreement and the Closing Date, Seller shall maintain and keep the Property in substantially the same condition as existed on the date of this Agreement, except Seller shall have the right to continue to cut timber pursuant to its May 1 through November 15, 2005 harvest plan (the “Harvest Plan”). The following chart illustrates the Harvest Plan and the values associated with the Harvest Plan:

Product	$/Ton	Plan Volume (tons)	Total Plan Value

Hardwood/Aspen Pulpwood	$10.00	303,750	$3,037,500
Softwood/Pine Pulpwood	$13.00	42,650	$ 554,450
Hardwood Sawtimber	$86.00	44,550	$3,831,300
Softwood Sawtimber	$26.00	14,080	$ 366,080
Totals		405,030	$7,789,330

        In the event Seller harvests timber between May 1 and November 15, 2005, the total value of which is in excess of $7,789,330 based on the above values (it being understood and agreed that total value shall be determined on an aggregate basis taking into account all Products and not on a Product basis), Seller shall reimburse Purchaser on a post-closing basis for the value of such excess timber so harvested. Not later than December 1, 2005 (or within fifteen days of Closing, whichever is later), Seller shall provide copies of wood resource reports, together with a check to evidence the value of any excess timber harvested (if any). Purchaser shall have ten (10) business days from Purchaser’s receipt of the wood resource reports to audit its findings and must notify Seller within such ten business day period of any discrepancies Purchaser believes exists. The parties agree to work together in good faith to resolve any such discrepancies. In the event Seller harvests less than the total value of the timber listed above, Purchaser shall not be required to reimburse Seller for the value of any such timber.

                        (c)        Seller has identified the following volumes of timber to be harvested for the period from November 16 through December 31, 2005: 68,250 tons of Hardwood/Aspen Pulpwood; 9,350 tons of Softwood/Pine Pulpwood; 8,250 tons of Hardwood Sawtimber; and 2,350 tons of Softwood Sawtimber. In the event Closing occurs subsequent to November 15, 2005, the parties agree to pro-rate these volumes for the number of days between November 15, 2005 and the date Closing actually occurs for purposes of determining the post-Closing adjustment, if any, for timber volumes harvested in excess of the Harvest Plan and the volumes described in this Section 5(c).

                        (d)        Further, Seller shall at Seller’s sole cost and expense manage and maintain the Property to a commercially reasonable standard and shall continue to conduct silvicultural and road maintenance activities to a commercially reasonable standard pursuant to Seller’s standard operational plans and budget, subject to the provisions of this paragraph. Seller shall not willfully permit others, and shall use commercially reasonable efforts to prevent others, from removing any timber, harvestable crops, improvements, or other items from the Property other than as provided in the Harvest Plan or as specifically agreed in writing by Purchaser. Further, Seller may not encumber the Property, except in connection with harvesting pursuant to the Harvesting Plan and except for easements, recreational leases and other agreements entered into in the ordinary course of Seller’s business (the “Additional Encumbrances”), without the prior written consent of Purchaser, which consent cannot be unreasonably withheld or delayed; provided, however, that Seller shall promptly provide Purchaser with copies of any Additional Encumbrances. Certain costs incurred by Seller shall be reimbursable by Purchaser at Closing as follows:

                                (i) If Seller intends to seek reimbursement from Purchaser for the cost of extraordinary site preparation, planting, herbicide treatment, or any other silvicultural activity that is outside the scope of usual and customary activity in the normal course of Seller’s business, Seller shall submit its plans for any such site preparation, planting, herbicide treatment, or a silvicultural activity to Purchaser for prior approval, such approval to not be unreasonably withheld. Seller shall provide Purchaser at least ten (10) business days’ notice of any such planned activity and its associated costs to Purchaser. If Purchaser objects to such activity, Purchaser shall notify Seller in writing of the objection within five (5) business days of receipt of the notice in which event Seller may conduct the activity at Seller’s sole cost and expense. In the event Purchaser does not object, Purchaser shall be deemed to have approved the activity and Seller shall have the right to be reimbursed by Purchaser at Closing for such activity. Seller shall pay for such silvicultural activity conducted prior to Closing; provided, however, that Seller shall receive a credit at Closing (in the form of an increase in the Purchase Price) for all costs actually expended for extraordinary reforestation and silvicultural activity that has been previously approved by Purchaser.

                                (ii) If Seller intends to seek reimbursement from Purchaser for the cost of extraordinary capital improvements (including without limitation road installation but not ordinary repair and maintenance) that are planned to be performed on any portion of the Property prior to Closing, Seller shall submit any plans for capital improvements to Purchaser for prior approval, such approval to not be unreasonably withheld. Seller shall provide Purchaser at least ten (10) business days notice of any such planned activity and its associated costs to Purchaser. The cost to Purchaser shall be limited to the amount of the cost to be amortized over the remaining beneficial life of the capital improvement excluding the amortization amount for the current year (the “Cost”). If Purchaser objects to such activity, Purchaser shall notify Seller in writing of the objection within five (5) business days of receipt of the notice or Purchaser shall be deemed to have approved the activity and Seller shall have the right to be reimbursed by Purchaser at the Closing for the cost of the planned activity. Seller shall pay for such activity conducted prior to each Closing; provided, however, that Seller shall receive a credit at Closing (in the form of an increase in the Purchase Price) for the Cost of each activity that has been approved by Purchaser.

                        (e)        Purchaser acknowledges that Seller has provided to Purchaser, as part of the Information, subject to all confidentiality and other restrictions to which the same are subject and without representation or warranty whatsoever, copies of the environmental audits, assessments or reports pertaining to the Property listed on Schedule 5(c) annexed hereto (the “Existing Environmental Reports”).

                        (f)        Transitional Services. Upon notification by Purchaser not later than November 1, 2005, Seller agrees to provide to Purchaser office space and support services and/or equipment for the period from Closing until not later than December 31, 2005; provided, however, that Seller shall provide such space and services at the Bovine yard until not later than June 30, 2006. Seller and Purchaser shall negotiate in good faith the compensation for any such space, services and/or equipment.

                6.    Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of this date and as of the Closing Date:

                        6.1.    Organization. Seller is a Delaware limited liability company which is duly organized and validly existing under the laws of the State of Delaware.

                        6.2.    Good Standing. Seller is qualified to conduct business in the State of Michigan.

                        6.3.    Power and Authority for Transaction. Seller has the limited liability company power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein in accordance with the terms hereof.

                        6.4.    Authorization; No Violation or Conflicts. The execution and delivery by Seller of this Agreement and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary limited liability company actions on the part of Seller and this Agreement constitutes a valid and legally binding agreement of Seller except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting claims and rights generally and of general equitable principles. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein constitute a violation of Seller’s certificate of formation, operating agreement or other organizational documentation or agreements or, to Seller’s knowledge (as hereinafter defined), and except as set forth in Schedule 6.4, result in the breach of, or the imposition of any lien on any assets of Seller pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Seller is a party or by which it or any of its properties may be bound or affected. Except as set forth in Schedule 6.4, and except for any consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person or entity having legal rights against or jurisdiction over Seller is required in connection with the execution and delivery by Seller of this Agreement or for consummation by Seller of the transactions contemplated herein.

                        6.5.    No Defaults. To Seller’s knowledge, the Contracts and Access Rights and Easements are valid and in full force and effect except as set forth in Schedule 6.5 or as would not materially and adversely affect the Assets. To Seller’s knowledge, neither Seller nor any other party thereto is in material breach of any material provision of, or is in default in any material respect under, the terms of any Contract or Access Right or Easement.

                        6.6.    Condemnation Proceedings. Seller has not received written notice of any condemnation proceeding affecting the Property. To Seller’s knowledge, no condemnation proceeding is pending or has been threatened in writing which would materially preclude or impair the use of the Property for the purposes for which it is currently used.

                        6.7.    Environmental Matters. To Seller’s knowledge, except as set forth on Schedule 6.7:

                        (a)        the Property has not at any time been used for the generation, transportation, management, handling, treatment, storage, manufacture, emission Disposal, Release or deposit of any Hazardous Substances or fill or other material containing Hazardous Substances in violation of levels allowed under applicable Environmental Laws;

                        (b)        there are no underground storage tanks on the Property and there are no Releases of Hazardous Substances from any underground storage tanks on the Property; and

                        (c)        Seller has not received written notification from any third party, including but not limited to governmental agency alleging that the Property is not materially in compliance with applicable Environmental Laws.

        Subject to Seller’s warranty set forth in this Section 6.7, the liability against Seller for which Seller remains responsible pursuant to the terms of this Agreement, Purchaser releases and forever discharges Seller from all costs, losses, liabilities, obligations and claims, of any nature whatsoever, known and unknown, that Purchaser has against Seller, may have or that may arise after the Closing Date based in whole or in part upon (i) Seller’s failure to comply with any Environmental Laws applicable to the Assets or (ii) the presence, Release or Disposal of any Hazardous Substance, solid waste, or any other environmental contamination on, within, or from the Property before, as of, or after the Closing Date. The above-referenced release does not cover or apply to any statutory or common law claim for contribution or indemnity that may arise to the extent Purchaser suffers any liabilities or obligations from future claims of any third party (private or government).

        As used herein, the term “Environmental Laws” shall mean all applicable federal, state or local laws, rules, regulations, governmental permits or other binding determinations of any governmental authority relating to or addressing the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”), the Toxic Substances Control Act, as amended (“TSCA”), the Clean Water Act, as amended (“CWA”), the Clean Air Act, as amended (“CAA”), and the Oil Pollution Control Act of 1990, as amended (“OPA”). As used herein, the terms “Hazardous Substance” and “Release” (as it relates to the release of hazardous substances as opposed to the release of claims) have the meanings specified in CERCLA and the terms “Solid Waste” and “Disposal” (or “Disposed”) have the meanings specified in RCRA. If either CERCLA or RCRA is amended to broaden the meaning of any term defined thereby, the broader meaning shall apply to this Section 6.7 after the effective date of the amendment. Moreover, to the extent that applicable State law establishes a meaning for “Hazardous Substance,” “Release,” “Solid Waste,”or “Disposal” that is broader than that specified in either CERCLA or RCRA, the broader meaning shall apply.

                        6.8. Suits, Actions or Proceedings. Except as disclosed in Schedule 6.8, to Seller’s knowledge, there is (i) no court or administrative judgment or order which materially and adversely affects the Assets or Seller’s current operation thereof; and (ii) no legal, administrative or other suit, action, proceeding or arbitration, or governmental investigation pending or threatened which would reasonably be expected to materially and adversely affect the Assets or Seller’s current operation thereof. There is no suit, action, arbitration or other proceeding pending or, to Seller’s knowledge, threatened before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

                        6.9. Compliance. Except as disclosed on Schedule 6.9 and to Seller’s knowledge, Seller has not received written notification from any governmental agency during the period of Seller’s ownership of the Assets alleging that the Property or other properties comprising the Assets are not in compliance with applicable laws (other than environmental laws which are covered in Section 6.7), except as would not materially and adversely affect the Assets. To Seller’s knowledge and except as disclosed in Schedule 6.9, there are no such violations relating to the use of the Property.

                        6.10 .Disposition of Assets. Since May 1, 2005, Seller has not harvested, nor has Seller knowingly permitted the harvest of, any portion of the Property, nor has Seller disposed or contracted for the disposal or sale of any of the Property, other than rights of way and easements in the ordinary course of business, except as set forth on Schedule 6.10 or except pursuant to Seller’s Harvest Plan.

                        6.11. Real Property. The Property as legally described on Exhibit A attached hereto is a true and complete list of all real property owned by Seller in the State of Michigan. Since the date of the Seller’s Title Policies, Seller has not willingly or knowingly caused any monetary encumbrances to be recorded against the Property except the Unacceptable Encumbrances nor has Seller entered into any agreement affecting title to the Property outside the ordinary course of Seller’s business.

                7. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that as of this date and as of the Closing Date:

                        7.1. Organization. Purchaser is a limited partnership and is duly organized and validly existing and is in good standing under the laws of the State of Delaware and has full power and authority to carry out its business as now conducted, to enter into this Agreement and to carry out the transactions contemplated herein in accordance with the terms hereof.

                        7.2. Good Standing. Purchaser is qualified to conduct business and is in good standing in the State of Michigan.

                        7.3. Power and Authority for Transaction. Purchaser has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein in accordance with the terms hereof.

                        7.4. Authorization; No Violation or Conflicts. The execution and delivery of this Agreement by Purchaser and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of Purchaser, and this Agreement constitutes a valid, enforceable and legally binding agreement of Purchaser. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated herein, alone or with the passage of time do or will conflict with or constitute a violation of Purchaser’s partnership agreement or other organizational documentation or agreements or result in the breach of, or the imposition of any lien on any assets of Purchaser pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Purchaser is a party or by which it or any of its properties may be bound or affected or violate any judgment, order, decree, law, statute or governmental restriction or require any filing with or obtaining any permit, authorization or consent from, any governmental or regulatory authority. Except for consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person or entity having legal rights against or jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or for consummation by Purchaser of the transactions contemplated herein.

                        7.5. Suits, Actions or Proceedings. There is no suit, action, arbitration or other proceeding pending or to Purchaser’s knowledge (as hereinafter defined) threatened before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

                        7.6. Insolvency. There are no attachments, executions, assignments for the benefit of creditors, or proceedings in bankruptcy or under any other debtor relief laws pending, or, to Purchaser’s knowledge, threatened or contemplated against Purchaser or its assets or properties.

                        7.7. Financial Capability. Purchaser has and at Closing will have the financial capability to complete the transactions contemplated under this Agreement.

                8. Survival; Knowledge and Materiality.

                        (a) Survival. The respective representations and warranties of Seller and Purchaser contained herein, and the right to commence any claim with respect thereto, shall survive Closing for a period of twelve (12) months, and thereafter shall expire and terminate, and each party shall be forever released from liability to the other based upon such representations and warranties except as to matters for which the other party has duly commenced a proceeding against the defaulting party with regard to the breached representation or warranty on or prior to such termination date.

                        (b) Knowledge Defined. “Knowledge” as used in this Agreement with respect to the:

                                (i) Seller shall mean actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question by Brad Homeier, Charlie Becker and Mark Sherman, without their having any duty to conduct any investigation or inquiry.

                                (ii) Purchaser shall mean actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question by Sheri Ward, David Lambert and William Sonnenfeld, without their having any duty to conduct any investigation or inquiry.

                        (c) Limitation as to Claims. In the event of any claim by Purchaser against Seller for breach of representation or warranty under this Agreement, no claim shall be made by Purchaser or payable by Seller until the amount of loss or damage of Purchaser exceeds one-half of one percent (0.5%) of the Purchase Price (the “Cushion”) and Seller shall be obligated only in respect to the amount of the claims exceeding the Cushion. The aggregate amount paid by the Seller for breach of warranty shall not exceed ten percent (10.0%) of the Purchase Price (the “Warranty Claims Ceiling”). Notwithstanding the foregoing Cushion and Warranty Claims Ceiling, no such limits shall apply or be effective with respect to any claim arising from the intentional breach or fraud of Seller.

                9. Condemnation; Risk of Loss. Risk of loss or damage to the Property by condemnation, eminent domain or similar proceedings (or deed in lieu thereof), or by fire or any other casualty, from the date hereof through the Closing Date will be on Purchaser for the first one half of one percent (0.5%) of the Purchase Price. Thereafter, such risk of loss or damage prior to Closing shall be on Seller. However, should the loss or damage exceed five percent (5.0%) of the Purchase Price, either Seller or Purchaser may terminate this Agreement with neither party having any liability to the other. If, prior to Closing, a portion of the Property has been taken by condemnation or eminent domain proceedings (or deed in lieu thereof) but the five percent (5.0%) maximum loss has not been realized, Purchaser shall consummate the transaction and receive an assignment of all proceeds of insurance or condemnation awards attributable to such damage or taking, less reimbursement to Seller of the reasonable costs it incurred in procuring such proceeds or awards. At Closing, the Purchaser assumes all hazards of damage to or destruction of the Property or improvements hereafter placed thereon, and of the taking of the Property or any part thereof for public use; and agrees that no such damage, destruction or taking shall constitute a failure of consideration.

                10. Contingencies.

                        (a) Seller’s obligation to consummate the transactions contemplated hereby is subject to the following conditions:

                                (i) The obtaining of any approvals that may be required under the HSR Act (as defined in Section 31 below);

                                (ii) Purchaser performing, in all material respects, its obligations under the Agreement;

                                (iii) Purchaser’s representations and warranties shall be true and correct in all material respects on and as of the Closing Date and Purchaser shall have delivered to Seller a certificate to that effect and to the effect of the matters set forth in Section 10(a)(ii) hereof at Closing (the “Purchaser’s Closing Certificate”);

                                (iv) The Amended and Restated Fiber Supply Agreement, among Plum Creek Marketing Inc. (“PC Marketing”) and Escanaba Paper, in the form attached hereto as Exhibit E (the “Amended and Restated Fiber Supply Agreement”), shall have been executed by PC Marketing and shall be delivered to Escanaba Paper on the Closing Date;

                                (v) No suit, action, arbitration or other proceedings, shall be pending before any court or governmental agency which has resulted in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement; and

                                (vi) Seller shall have received the side letter between Purchaser and Escanaba Paper in the form attached hereto as Exhibit F (the “Side Letter”), executed by Purchaser and acknowledged by PC Marketing.

                        (b) Purchaser’s obligation to consummate the transactions contemplated hereby is subject to fulfillment of the following conditions:

                                (i) The obtaining of any approvals that may be required under the HSR Act (as defined in Section 31 below);

                                (ii) Seller performing, in all material respects, its obligations under the Agreement;

                                (iii) Upon payment of the Purchase Price, Seller shall have obtained such documentation as may be reasonably required by Purchaser’s Title Company to cause the Unacceptable Encumbrances to be removed from title; it being understood and agreed that a payoff letter from GECC or other arrangement reasonably satisfactory to the Purchaser’s Title Company shall be sufficient to eliminate the Unacceptable Encumbrances identified in Section 4(c)(ii) and (iii);

                                (iv) Seller’s representations and warranties shall be true and correct in all material respects on and as of the Closing Date and Seller shall have delivered to Purchaser a certificate to that effect and to the effect of the matters set forth in Section 10(b)(ii) hereof at Closing (the “Seller’s Closing Certificate”);

                                (v) The Amended and Restated Fiber Supply Agreement shall have been executed by Escanaba Paper and shall have been delivered to Purchaser;

                                (vi) No suit, action, arbitration or other proceedings, shall be pending before any court or governmental agency which has resulted in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement; and

                                (vii) Purchaser shall have received the Side Letter executed by Escanaba Paper.

                        (c) If the contingencies described above have not been met or waived on or before November 10, 2005 (the “Drop-Dead Date”), this Agreement will terminate without any liability to either party, except as to any parties’ liability for any breach of this Agreement and act or omission of such party that resulted in the failure of the Closing to occur on or before such date. Notwithstanding the foregoing, if the only condition to Closing occurring that has not been satisfied is the condition relating to the expiration or termination of the waiting period under the HSR Act, the Drop-Dead Date shall be extended for a period not to exceed 60 days to obtain the consents that may be required under the HSR Act, subject to the provisions of Section 31 hereof.

                11. Closing.

                        11.1. Closing Costs.

                                (a) Seller shall pay the following costs and expenses in connection with this transaction:

                                        (i) Seller’s attorney, consulting, accounting and other advisory fees, if any;

                                        (ii) Subject to apportionment, all special assessment installments and local improvement district assessment installments against the Property that are due prior to the Closing Date;

                                        (iii) One-half of transfer taxes due on the conveyance;

                                (b) Purchaser shall pay the following costs and expenses in connection with this transaction:

                                        (i) Purchaser’s attorney, consulting, accounting and other advisory fees, if any;

                                        (ii) Recording fee for Deeds;

                                        (iii) All Title insurance premiums, search fees and related costs in connection with Purchaser’s obtaining title insurance on the Property; and

                                        (iv) One-half of transfer taxes due on the conveyance; and one hundred percent (100%) of the filing fees associated with a Hart Scott Rodino filing, if any.

                        11.2. Closing Instruments. At the Closing, the following deliveries shall be made:

                                (a) Seller shall deliver to Buyer the following:

                                        (i) the Deeds (as defined in Section 4(g));

                                        (ii) the Assignment and Assumption Agreement (as defined in Section 5(c));

                                        (iii) Consents or resolutions of the board of directors of Seller authorizing the transaction contemplated by this Agreement;

                                        (iv) Seller’s Certificate of Non-Foreign Status;

                                        (v) Seller’s Closing Certificate;

                                        (vi) Affidavits reasonably required by the title insurance company, but only to the extent the same are consistent with Seller’s limited warranty of title;

                                        (vii) Closing Statement;

                                        (viii) Bill of Sale (for Personal Property); and

                                        (ix) Titles for vehicles (if any)

                                        (x) If applicable, certificates or other documents evidencing the transfer of ownership of the ET Equity Interests to Purchaser, duly executed in blank for transfer.

                                (b) Purchaser shall deliver to Seller the following:

                                        (i) Cash in the amount of the Purchase Price and Purchaser’s share of closing costs and prorations;

                                        (ii) the Assignment and Assumption Agreement;

                                        (iii) Consents or resolutions of Plum Creek Timber Company, Inc., sole member of the general partner of Purchaser authorizing the Transaction contemplated by this Agreement;

                                        (iv) Purchaser’s Closing Certificate;

                                        (v) Affidavits required by the title insurance company, if any;

                                        (vi) Closing Statement;

                                        (vii) If applicable, the 1031 transactional documents.

                        11.3. Pro Rations and Post-Closing Taxes. Property taxes for the current year, assessments, rents, water and other utilities constituting liens and applicable Temporary Encumbrances shall be pro-rated as of the Closing. Seller shall be responsible for the payment in full of all taxes for all periods prior to the Closing, and Purchaser shall be responsible for the payment in full of all taxes for all periods as of and subsequent to the Closing. Purchaser shall be responsible for, and shall indemnify, defend and hold harmless (which covenants shall survive the Closing) Seller from and against all of the roll-back or other taxes, if any, (whenever assessed against Purchaser or Seller) imposed as a result of any change of use by Purchaser or Purchaser’s assignee in title as of or after Closing. Purchaser shall be responsible for all real estate compensation taxes or rollback taxes and penalties, if any, as a result of a change in use or designation of the Property as of or after Closing, including but not limited to a change from open space, agricultural, forestland or recreational status. Seller shall be responsible for, and shall indemnify, defend and hold harmless (which covenants shall survive the Closing) Purchaser from and against all of the roll-back or other taxes, if any, (whenever assessed against Purchaser or Seller) imposed as a result of any change of use by Seller prior to Closing. Seller shall be responsible for all real estate compensation taxes or rollback taxes and penalties, if any, as a result of a change in use or designation of the Property by Seller prior to Closing, including but not limited to a change from open space, agricultural, forestland or recreational status.

                12. Commission. Purchaser and Seller each represent and warrant to the other that no broker, agent or finder, licensed or otherwise has been engaged by it, respectively, in connection with the transaction contemplated by this Agreement. In the event of any such claim for broker’s, agent’s or finder’s fee or commission in connection with the negotiation, execution or consummation of this transaction, the party upon whose alleged statement, representation or agreement such claim or liability arises shall indemnify, hold harmless and defend the other party from and against such claim and liability, including without limitation, reasonable attorney’s fees and court costs. Purchaser and Seller acknowledge that the representations and warranties contained in this Paragraph shall survive the Closing.

                13. Possession. Unless a different date is provided for herein, the Purchaser, subject to the easements, encumbrances, exceptions, restrictions, and reservations set forth above, shall be entitled to possession of the Property described in each tract on the Closing Date for that tract.

                14. Default. (a) If Seller defaults (that is, fails to perform the acts required of it) in its contractual performance herein, Purchaser shall have the right to exercise any and all rights and remedies available at law or in equity, including, without limitation, the right to seek specific performance pursuant to the terms of this Agreement.

                        (b) Purchaser acknowledges that if Purchaser fails to purchase the Property so as to constitute a default by Purchaser hereunder, for any reason other than the breach of Seller, Seller shall have the right to exercise any and all rights and remedies available at law or in equity, including, without limitation, the right to seek specific performance pursuant to the terms of this Agreement.

                15. Third Party Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Contracts, Access Rights and Easements, or Personal Property, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent or approval of a third party would constitute a breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder; and any transfer or assignment to Purchaser by Seller of any interest under any such Contracts, Access Rights and Easements, or Personal Property, that requires the consent or approval of such third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to cooperate in all reasonable respects with Purchaser in its efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate in all reasonable respects with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of the Seller in the benefits under any such Contracts, Access Rights and Easements, or Personal Property (except that any such arrangement shall not require performance by Seller as agent); provided that Purchaser shall undertake to and shall pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained.

                16. Attorneys’ Fees. If either party hereto is required to retain an attorney to enforce any provision of this Agreement, whether or not a legal proceeding is commenced, the substantially prevailing party shall be entitled to reasonable attorneys’ fees regardless of whether at trial, on appeal, in any bankruptcy proceeding, in an arbitration or without resort to suit.

                17. Governing Law. This Agreement shall be interpreted, construed and enforced according to the laws of the State of Michigan.

                18. Notices. Subject to the requirements of any applicable statute, any notices required or permitted by law or under this Agreement shall be in writing and shall be (i) personally delivered, (ii) sent by first class certified or registered mail, return receipt requested, with postage prepaid, or (iii) dispatched by facsimile transmission (accompanied with reasonable evidence of receipt of transmission and with a confirmation copy mailed no later than the day after transmission) to the parties’ addresses set forth below. Either party may change such address for notice. All notices which are so addressed and paid for shall be deemed effective when personally delivered, or, if mailed, on the earlier of receipt or five (5) days after deposit thereof in the U.S. mail; or if sent via facsimile, the date upon which such facsimile was transmitted and confirmation of such transmission has been received. Notices shall be addressed as follows:

If to Seller:

Escanaba Timber LLC Courthouse Plaza N.E. Dayton, Ohio 45463 Attn: Mark Suwyn

with a copy to:

Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attn: Robert Goldstein, Esq. Facsimile: 212-593-5955

If to Purchaser:

Plum Creek Timberlands, L.P. 999 Third Avenue, Suite 4300 Seattle, WA 98104 Attn: William R. Brown Facsimile: 206-467-3790

with a copy to:

Plum Creek Timberlands, L.P. 999 Third Avenue, Suite 4300 Seattle, WA 98104 Attn: Sheri L. Ward Facsimile: 206-467-3799

                19. Time of Performance. Time is of the essence of this Agreement and of all acts required to be done and performed by the parties hereto, including, but not limited to, the proper tender of each of the sums required by the terms hereof to be paid.

                20. Paragraph Headings. The word or words appearing at the commencement of paragraphs and subparagraphs of this Agreement are included only as a guide to the contents thereof and are not to be considered as controlling, enlarging or restricting the language or meaning of those paragraphs or subparagraphs.

                21. Invalidity. In the event any portion of this Agreement should be held to be invalid by any court of competent jurisdiction, such holding shall not affect the remaining provisions hereof unless the court’s ruling includes a determination that the principal purpose and intent of this Agreement are thereby defeated.

                22. Legal Relationships. The parties to this Agreement execute the same solely as a seller and a purchaser. No partnership, joint venture or joint undertaking shall be construed from these presents, and except as herein specifically provided, neither party shall have the right to make any representation for, act on behalf of, or be liable for the debts of the other. All terms, covenants and conditions to be observed and performed by either of the parties hereto shall be joint and several if entered into by more than one person on behalf of such party, and a default by any one or more of such persons shall be deemed a default on the part of the party with whom said person or persons are identified. No third party is intended to be benefited by this Agreement.

                23. Assignment; Successors. Subject to the provisions of Section 30, Purchaser may not sell, transfer, assign, pledge or encumber its interest in this Agreement without the prior written consent of Seller. Subject to the restrictions contained herein, the rights and obligations of the Seller and Purchaser shall inure to the benefit of and be binding upon their respective estates, heirs, executors administrators, successors, successors-in-trust and assigns. The foregoing notwithstanding, Purchaser may partially assign this Agreement to any entity wholly owned or controlled by Purchaser; provided that such assignment shall not relieve Purchaser of its obligations hereunder to the extent such assignee fails to timely perform any such obligations, and provided further that any assignee shall become a party to the Side Letter and be bound by the terms thereof as if such assignee and the Purchaser were the sole owner of the Property.

                24. Entire Agreement. All understandings and agreements previously existing between the parties, if any, are merged into this Agreement, which alone fully and completely expresses their agreement, and the same is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied herein. This Agreement may be modified only by a written amendment executed by all parties.

                25. Interpretation. This Agreement has been reviewed by both parties and each party has had the opportunity to consult with independent counsel with respect to the terms hereof and has done so to the extent that such party desired. No stricter construction or interpretation of the terms hereof shall be applied against either party as the drafter hereof.

                26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument. All such counterparts together shall constitute a fully executed Agreement.

                27. Survival. All representations and warranties set forth in this Agreement, shall survive Closing solely for the time and on the conditions set forth in this Agreement. The provisions of Sections 34 and 35 shall survive Closing for so long as the Supply Agreement remains in effect.

                28. Amendment. This Agreement may not be modified or amended except by the written agreement of the parties.

                29. Confidentiality. Subject to the provisions of Paragraph (c) below:

                        (a)     Neither Seller nor Purchaser shall disclose the content or substance of this Agreement to any individual, firm, partnership, corporation, entity, governmental authority, or other party except advisors, agents, lenders, shareholders, officers, directors and representatives assisting each respective party in connection with this transaction, until such disclosure is (i) agreed upon in writing and then only to accomplish the consents and approvals required hereunder or (ii) required by applicable law.

                        (b)     No press releases or other public statements concerning this Agreement or the transactions contemplated hereby shall be made by either party without the prior written approval of the other, except as required by applicable law. The parties agree that they will work with each other in good faith to prepare a joint release or approve a singular release as requested by one party.

                        (c)     Each party hereto, its representatives, agents and employees shall hold in strict confidence and shall not use or disclose to any person or organization any information or data concerning this Agreement or the transaction contemplated hereby except to the extent that (i) said information has been published or constitutes a matter of public knowledge or record; (ii) such disclosure is reasonably necessary for communications with and reporting to the board of directors or other governing body of either party or reasonably appears to be required by a governmental agency having jurisdiction over the parties; (iii) such information is necessary in connection with any suit brought to enforce the obligations of any party hereunder; or (iv) if based upon the legal opinion of counsel for the disclosing party, that such counsel reasonably believes that disclosure is necessary or desirable to avoid conflict with or violation of any governmental law, rule or regulation.

                30. Exchange/Transfer of Assets. (a) Each party may desire to complete all or a portion of this transaction as part of so-called Section 1031 tax-deferred exchange. Each party agrees to cooperate with the other in documenting and completing such exchange by agreeing that each party may transfer their respective rights and obligations under this Agreement to their respective qualified intermediary. Purchaser agrees to accept Seller’s qualified intermediary, if any, as the assigned Seller of the Property for all purposes of this Agreement. Seller agrees to accept Purchaser’s qualified intermediary, if any, as the assigned Purchaser of the Property for all purposes of this Agreement Each party shall bear its own costs associated with such assignment and exchange. Except for a transfer of rights pursuant to Section 1031, neither party may assign this Agreement without the prior written consent of the other party.

                        (b)        Seller shall effect the transfer of all or any portion of the Assets described hereunder to Purchaser by conveying the Assets to one or more newly-formed wholly-owned subsidiaries of Seller (each, a “Seller Subsidiary”), whereupon Purchaser would purchase and acquire at Closing 100% of the equity interests of each such subsidiary (such equity interests, the “ET Equity Interests”) which shall comprise all of the Assets being acquired by Purchaser hereunder. Such transfer of Assets shall occur not more than two (2) business days prior to the Closing Date. Seller shall provide Purchaser with all documents reasonably requested by Purchaser with respect to the formation and structure of any Seller Subsidiary. Upon not less than ten business days written notice to Seller, Purchaser may require that Seller transfer such Assets to multiple Seller Subsidiaries so as to, in a manner reasonably acceptable to Seller, separate the Assets in a manner that will facilitate any contemplated Section 1031 tax deferred exchange contemplated by Purchaser. Seller and Purchaser shall reasonably agree upon the form of assignment or conveyancing instruments to evidence the transfer of the ownership interests of such subsidiary or subsidiaries. In addition, at Closing, Seller shall provide the following representations and warranties which shall survive Closing for one (1) year:

                                i.       LLC. [the limited liability company or companies to be formed] is a limited liability company duly formed, validly existing, and in good standing under the laws of the state of Delaware, and has all requisite power and authority to own, lease and operate the Assets and to carry on the business presently conducted by it.

                                ii.       LLC Agreement. The copy of the Certificate of Formation and the Operating Agreement of [the limited liability company or companies to be formed] that have been delivered to Purchaser are true, correct and complete and are currently in full force and effect. There have been no modifications or amendments thereto.

                                iii.       Sole Owner. Seller is the sole owner of [the limited liability company or companies to be formed] and is the only entity or person entitled to any ownership interests therein of any nature whatsoever, legal or equitable, whether as assignee, or otherwise.

                                iv.       Ownership Interests. [The limited liability company or companies to be formed] does not own any capital stock or other securities of any corporation or an equity interest in any limited liability company, partnership, joint venture, trust, association or any business entity.

                                v.       Liabilities. [The limited liability company or companies to be formed] is not indebted to any business entity, nor subject to any liabilities except as to utilities, property taxes, insurance and similar matters incurred in the ordinary course of business, all of which have been paid or will be paid in the ordinary course of business.

                                vi.       Title to Assets. [The limited liability company or companies to be formed] has the same level of title to the Assets that Seller had immediately prior to the transfer, subject to the same liens, charges, encumbrances and restrictions as such Assets were subject to prior to such transfer.

                                vii.       Disregarded Entity. Seller has satisfied all IRS “check the box” regulations required to designate [the limited liability company or companies to be formed] as a disregarded entity for federal income tax purposes.

                        c.       Purchaser Inspection Rights. Purchaser and Seller shall cooperate in good faith in connection with executing any and all documents and otherwise taking any and all steps required to transfer all Assets to [the limited liability company or companies to be formed]. Purchaser shall have the right to review any and all schedules, transfer documents and Seller’s records to determine that all Assets have been appropriately transferred or will occur in a manner reasonably acceptable to Purchaser.

                31. Hart-Scott-Rodino. Each of Purchaser, on the one hand, and the Seller, on the other hand, shall use its reasonable best efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and shall (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and thereby; and (iii) consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. Seller and Purchaser shall seek early termination of the waiting period under the HSR Act.

                32. Acreage. Seller is selling and Purchaser is purchasing the Property by the tract or parcel only. The parties understand and agree that the exact acreage of the Property is not guaranteed by Seller.

                33. Recording. Neither Seller nor Purchaser shall record this Contract or any memorandum hereof.

        [No Further Text on This Page; Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate the day and year first above written.

SELLER:

ESCANABA TIMBER LLC

By: /s/ PETER H. VOGEL, JR.
Name: Peter H. Vogel, Jr.
Title: President and CEO

[Purchaser Signature Page Purchase and Sale Agreement] IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate the day and year first above written.

PURCHASER:

PLUM CREEK TIMBERLANDS, L.P.

By Plum Creek Timber I, L.L.C.
Its General Partner

Attest:

By: /s/ RICK R. HOLLEY	By: /s/ SHERI L. WARD
Name Rick R. Holley	Name Sheri L. Ward
Title President and CEO	Title Assistant Secretary

INDEX OF OMITTED EXHIBITS

Exhibits
A.	Legal Descriptions
B.	Affidavit to Title Company
C.	Assignment and Assumption Agreement
D.	Form of Deed
E.	Amended and Restated Fiber Supply Agreement
F.	Side Letter

Schedules
1.1 (b)	Contracts
1.1 (d)	Personal Property
4 (f)	Temporary Encumbrances
5 (c)	Existing Environmental Reports
6.4	Violation or Conflicts
6.5	Defaults
6.7	Environmental Matters
6.8	Suits, Actions or Proceedings
6.9	Governmental Compliance
6.10	Disposition of Assets

Plum Creek agrees that it will furnish to the Securities and Exchange Commission a copy of any of the preceding omitted exhibits and schedules upon request.